Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2023 relating to the financial statements of MiMedx Group, Inc. and the effectiveness of MiMedx Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MiMedx Group, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 9, 2023